Exhibit 99.1

RumbleOn Prices Underwritten Offering of Class B Common Stock
Uplisting to The NASDAQ Capital Market

Charlotte, NC, October 19, 2017 (GlobeNewswire) – RumbleOn, Inc. (the “Company” or “RumbleOn”) (NASDAQ: RMBL) today announced the pricing of an underwritten public offering of 2,910,000 shares of its Class B common stock at a price of $5.50 per share. The Company has also granted the underwriters a 30-day option to purchase up to 436,500 additional shares of Class B common stock. After the underwriting discount and estimated offering fees and expenses payable by the Company, RumbleOn expects to receive net proceeds of approximately $14.5 million, assuming no exercise of the overallotment option. The offering is expected to close on October 23, 2017, subject to the satisfaction of customary closing conditions.

Additionally, RumbleOn’s Class B common stock has been approved for listing on The NASDAQ Capital Market (“NASDAQ”) and the Company’s shares will begin trading on NASDAQ at the opening of trading on Thursday, October 19, 2017, under the Company’s current symbol “RMBL.”

Roth Capital Partners and Maxim Group LLC are acting as joint book-running managers for the offering. Aegis Capital Corp. is acting as co-manager for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by telephone at (800) 678-9147; from Maxim Group, Attn: Eileen Citarrella, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or by telephone at (212) 895-3745, or by email at ecitarrella@maximgrp.com; or by accessing the SEC’s website, www.sec.gov.

A Registration Statement on Form S-1 (as amended, the “Registration Statement”) relating to these securities has been filed with, and declared effective by, the United States Securities and Exchange Commission (“SEC”). Copies of the Registration Statement can be accessed through the SEC’s website at www.sec.gov. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About RumbleOn
RumbleOn operates a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned motorcycle and other power sport and recreation vehicles in one online location. RumbleOn’s goal is to transform the way motorcycles and other power sport and recreation vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience.  RumbleOn’s initial focus is the market for 601cc and larger on-road motorcycles, particularly those concentrated in the “Harley-Davidson” brand.  Serving both consumers and dealers, through its online platform, RumbleOn makes cash offers for the purchase of their vehicles and intends to provide them the flexibility to trade, list, or auction their vehicle through RumbleOn’s website and mobile applications. In addition, RumbleOn offers a large inventory of used vehicles for sale along with third-party financing and associated products. For additional information, please visit RumbleOn’s website at www.RumbleOn.com. Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to the offering, including the timing of the closing of the offering. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this press release. Such factors include the “Risk Factors” set forth in the Company’s most recent SEC filings and in the Registration Statement. All forward-looking statements are based on information available to the Company on the date of this press release and the Company assumes no obligation to update such statements, except as required by law.

Contact
Alecia Pulman (Media) /Megan Crudele (Investors)
ICR
RumbleOn@icrinc.com
646-277-1200

Source: RumbleOn, Inc.